UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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GulfMark Offshore, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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               Notice of
               Annual Meeting of
               Stockholders and
               Proxy Statement

Annual Meeting

May 15, 2008
Gramercy Suite
The Waldorf=Astoria Hotel
301 Park Avenue
New York, New York 10022

GULFMARK OFFSHORE, INC.

10111 Richmond Avenue, Suite 340
Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GulfMark Offshore, Inc. (the “Company”) will be held in Gramercy Suite, The Waldorf=Astoria Hotel, 301 Park Avenue, New York, New York 10022, on Thursday, May 15, 2008 at 9:00 A.M., Eastern Daylight Time, for the following purposes:

1.      To elect a Board of nine (9) directors.

2.      To vote on a proposal to ratify the selection of UHY LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2008.

3.      To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 20, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment or adjournments thereof.  Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at such meeting. The following documents are available at https://www.proxydocs.com/glf: (1) Proxy Statement dated April 7, 2008, (2) Form of Proxy, and (3) the GulfMark Offshore, Inc. 2008 Annual Report to Stockholders for the year ended December 31, 2007.

You are cordially invited to attend the meeting.  Stockholders may call our main offices at 713-963-9522 for directions to the Waldof=Astoria Hotel in order to attend the meeting in person.  However, to ensure your representation at the meeting, the Company requests that you return your signed proxy card or vote on the internet at your earliest convenience, whether or not you plan to attend the meeting. Your proxy will be returned to you if you should be present at the meeting and should request such a return.

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE ON THE INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR MAILING PURPOSES. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE MEETING AND SHOULD REQUEST SUCH A RETURN.

By Order of the Board of Directors

/s/ Edward A. Guthrie
Edward A. Guthrie
Secretary
Date:           April 7, 2008

GULFMARK OFFSHORE, INC.

10111 Richmond Avenue, Suite 340
Houston, Texas 77042

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2008

The accompanying proxy is solicited by GulfMark Offshore, Inc. (hereinafter sometimes referred to as “us”, “we”, “our” or the “Company”) at the direction of the Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 15, 2008, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting and at any adjournment or adjournments thereof.  When proxies in the accompanying form are received and properly executed, or voted on the internet, the shares will be voted by the persons named therein unless contrary instructions are given.

Where no instruction is indicated with respect to the election of directors, the proxy will be voted FOR the election as directors of all nominees.  If authority to elect directors is withheld on the proxy, the proxy will not be used for the election as directors of all nominees and will also not be used for the election of any individuals whose names are written in the blank spaces on the proxy. Where no instruction is indicated with respect to the election of all nominees named in proposal no. 1 of the proxy, but names of one or more nominees are listed in the blank spaces on the proxy, the proxy will be voted FOR the election of all nominees not so listed.

Where no instruction is indicated on the proxy with respect to the ratification of the selection of UHY LLP as independent public accountants for 2008, the proxy will be voted FOR the ratification.

Any stockholder of the Company has the right to revoke his or her proxy at any time prior to its use by submitting to the Secretary of the Company a written revocation or a duly executed proxy card bearing a later date. If a stockholder who has previously executed a proxy is present at the meeting and requests its return, such proxy will be returned.

Upon request, additional proxy material will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.  The Company will bear all costs of soliciting proxies.  Proxies will be solicited principally by mail but may also be solicited by directors, officers and regular employees of the Company, without additional compensation to such individuals.

This proxy statement was first sent or given to stockholders on or about April 7, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting of GulfMark Offshore, Inc. to Be Held on May 15, 2008

The Proxy Statement dated April 7, 2008, Form of Proxy, and the GulfMark Offshore, Inc. 2008 Annual Report to Stockholders for the year ended December 31, 2007 are available at https://www.proxydocs.com/glf.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting to be held May 15, 2008, is the close of business on March 20, 2008 (the “Record Date”).  As of the Record Date, there were 23,046,544 shares of the Company’s common stock (the “Common Stock”) issued and outstanding.  Each share of Common Stock is entitled to one vote on each matter to be acted upon at the meeting.

The following table sets forth certain information with respect to each person who on March 20, 2008, was known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock:

Name and Address of Beneficial Owner	No. Shares Beneficially Owned(1)	Percent of Class
Lehman Brothers Holdings Inc.(2) 745 Seventh Avenue New York, New York 10019	2,174,773	9.44%
The Bank of New York Mellon Corporation(3) One Wall Street, 31st Floor New York, New York 10286	1,320,186	5.73%
Steinberg Asset Management, LLC(4) 12 East 49th Street, Suite 1202 New York, New York 10017	1,277,311	5.54%

(1)Unless otherwise indicated below, the persons or group listed have sole voting and investment power with respect to their shares of Common Stock.

(2)The information shown above was obtained from the Form 4, dated March 29, 2007, as filed with the SEC by Lehman Brothers Holdings Inc. (“Lehman”).  Lehman has sole voting power and sole investment power over the shares.  See “Security Ownership of Directors and Officers” with respect to Messrs. Butters and Millard, who are directors of the Company and Managing Directors of a subsidiary of Lehman.

(3)The information shown above was obtained from the Schedule 13G, dated February 14, 2008, as filed with the SEC by The Bank of New York Mellon Corporation (“Mellon”) (formerly Estabrook Capital Management LLC).  Mellon has sole dispositive voting power of 1,306,466 shares and shared dispositive power of 13,570 shares.

(4)The information shown above was obtained from the Schedule 13G/A, dated February 11, 2008, as filed with the SEC by Steinberg Asset Management, LLC (“Steinberg”).  Steinberg has sole dispositive power of 1,181,911 shares and Michael A. Steinberg has sole dispositive power of 95,400 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Lehman Brothers Inc.

As of the Record Date, Lehman owned an aggregate of 2,174,773 shares of our common stock, representing approximately 9.44% of our outstanding Common Stock. Lehman is the parent of Lehman Brothers Inc. Messrs. Butters and Millard are directors of the Company and managing directors of a subsidiary of Lehman.  Lehman disclaims any ownership of the Company held by Messrs. Butters and Millard, and Messrs. Butters and Millard disclaim any ownership of the Company held by Lehman.

Approval of Related Person Transactions

In accordance with the directive of our Board, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers or directors, or relatives or affiliates of any such officers or directors, to ensure that such “related-party” transactions are fair and are in our overall best interest. No transactions requiring approval occurred in 2007.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of the Record Date, the number and percentage of Common Stock  beneficially owned by each of our directors, each executive officer named in the summary compensation table included under “Executive Officers and Compensation”, and all directors and officers as a group:

Name	Common Stock Subject to Restricted Stock Awards(1)	Common Stock Subject to Currently Exercisable Options(2)	Other Common Stock Beneficially Owned(3)		Total Common Stock Beneficially Owned	Percent of Class(4)	Units Equivalent to Common Stock(5)	Total Interest in Common Stock and Unit Equivalent
Peter I. Bijur	6,600	20,000	5,000		31,600	—	2,001	33,601
David J. Butters	6,600	40,000	674,613	(6)(8)	721,213	3.13%	10,215	731,428
Marshall A. Crowe	6,600	20,000	24,538		51,138	—	—	51,138
Louis S. Gimbel, 3rd	6,600	40,000	360,888	(7)	407,488	1.77%	3,412	410,900
Sheldon S. Gordon	6,600	40,000	15,000		61,600	—	16,493	78,093
Robert B. Millard	6,600	40,000	741,513	(8)	788,113	3.42%	10,726	798,839
Robert T. O’Connell	5,700	—	2,000		7,700	—	2,333	10,033
Rex C. Ross	5,700	—	2,000		7,700	—	604	8,304
Bruce A. Streeter	80,379	326,000	265,061	(9)	671,440	2.91%	32,401	703,841
Edward A. Guthrie	41,697	62,000	149,696		253,393	1.10%	25,795	279,188
John E. (Gene) Leech	41,407	158,000	137,489	(10)	336,896	1.46%	25,887	362,783
Carla S. Mashinski	13,999	—	6,787		20,786	—	7,348	28,134
All directors and officers as a group (12 persons)	228,482	746,000	2,384,585		3,359,067	14.58%	137,215	3,496,282

(1)Includes Common Stock held for directors and executive officers pursuant to restricted stock awards issued under various incentive plans maintained by the Company. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

(2)Includes currently exercisable stock options issued under various incentive plans maintained by the Company. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

(3)Unless otherwise indicated below, beneficial ownership of the Common Stock reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer. Unless otherwise indicated below, the persons listed have sole voting and investment power with respect to their shares of Common Stock.

(4)Percentage based solely on Total Common Stock Beneficially Owned.  Less than one percent unless otherwise indicated.

(5)Each director and officer of the Company can participate in the executive deferred compensation plan, as described herein.

(6)Includes 43,400 shares of Common Stock owned by trusts of which Mr. Butters is the co-trustee and 80,400 shares beneficially owned by Mr. Butters’ wife, and with respect to which shares Mr. Butters has shared voting and dispositive power.

(7)Includes 30,420 shares of Common Stock owned by trusts of which Mr. Gimbel is the co-trustee, and with respect to which shares Mr. Gimbel has shared voting and dispositive power.

(8)Messrs. Butters and Millard are Managing Directors of Lehman Brothers Inc., a subsidiary of Lehman, as described in “Certain Relationships and Related Transactions” above.  Each of Messrs. Butters and Millard disclaims beneficial ownership of such shares held by Lehman.

(9)Includes 246,256 shares of Common Stock owned jointly by Mr. Streeter and his wife with respect to which shares Mr. Streeter has shared voting and dispositive power.

(10)Includes 520 shares of Common Stock beneficially owned by Mr. Leech's children, and with respect to which shares Mr. Leech has shared voting and dispositive power.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board has nominated nine directors for election at the Annual Meeting. Each director to be elected will hold office until the next Annual Meeting and until such director’s successor is elected and qualified. Each nominee listed below is currently a director of the Company and was elected as a director by the stockholders of the Company.  The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

Name of Nominees	Age	Year First Became Director
Peter I. Bijur	65	2003
David J. Butters	67	1989
Marshall A. Crowe	87	1978
Louis S. Gimbel, 3rd	79	1970
Sheldon S. Gordon	72	2001
Robert B. Millard	57	1989
Robert T. O’Connell	69	2006
Rex C. Ross	64	2007
Bruce A. Streeter	59	1997

No family relationship exists between any of the above nominated directors or the executive officers listed below.  Mr. Streeter is our President and Chief Executive Officer. All directors are standing for re-election.

Peter I. Bijur serves as a member of the Audit and Compensation Committees and is Chairman of the Governance & Nominating Committee.  Mr. Bijur currently serves on the board of directors of Volvo AB and is the former Chairman of the board of directors and chief executive officer of Texaco Inc. from 1996 until his retirement in 2001.  Mr. Bijur formerly served as a member of the board of trustees of Middlebury College and Mount Sinai-New York University Health. Mr. Bijur has served as a director of the Company since 2003.

David J. Butters is Chairman of the Board and is Chairman of the Compensation Committee. He is a Managing Director of Lehman Brothers Inc., which is a subsidiary of Lehman, where he has been employed for more than the past five years. Mr. Butters is currently a director of the board of directors of Weatherford International, Inc. and Grant Prideco Inc. Mr. Butters has served as a director of the Company since its formation in 1996 and served as a director of GulfMark International, Inc., our predecessor, from 1989 until May 1, 1997 when GulfMark International, Inc. was merged into Weatherford International, Inc.

Marshall A. Crowe served as President of M. A. Crowe Consultants, Inc., which provided consulting services in the energy and financial fields from January 1982 until the company dissolved in 2007.  For four years prior thereto, he was Chairman of the National Energy Board of Canada and was previously Chairman of the Board of Canada Development Corporation, which was engaged in the business of making equity investments in Canadian enterprises.  Mr. Crowe is also of counsel at Fasken Martineau DuMoulin LLP (formerly Johnston & Buchan), barristers and solicitors, Ottawa, Canada. From 1995 to 2003, and from 2005 to present, Mr. Crowe was also a member of the Governing Board of Law Society of Ontario and from 2005 to present was a board member. Mr.

Crowe has served as a director of the Company since its formation in 1996 and served as a director of our predecessor from 1978 until May 1, 1997 when GulfMark International, Inc. was merged into Weatherford International, Inc.  Mr. Crowe is a Canadian citizen.

Louis S. Gimbel, 3rd is a member of the Governance & Nominating Committee.  He is Chief Executive Officer of S. S. Steiner, Inc., Chairman of the Board of Hops Extract Corporation of American and Manager of Stadelman Fruit LLC.  Mr. Gimbel is also a director of the Board of Golden Gate Hop Ranches Inc. and Simon H. Steiner, Hopfen, GbmH.  He has been employed by S.S. Steiner, Inc. for more than the past five years.  S. S. Steiner, Inc. is engaged in the farming, trading, processing, importing and exporting of hops and other specialty crops.  He is also a trustee for the Monmouth County (WJ) Conservation Foundation. Mr. Gimbel has served as a director of the Company since its formation in 1996 and served as a director of our predecessor from 1970 until May 1, 1997 when GulfMark International, Inc. was merged into Weatherford International, Inc.

Sheldon S. Gordon is a member of the Compensation and Governance & Nominating Committees and Chairman of the Audit Committee.  From May 1996 to present, he has been Chairman of Union Bancaire Privée International Holdings, Inc.  Mr. Gordon is currently a director of Ametek, Inc. and Union Bancaire Privée.  Mr. Gordon has served as a director of the Company since 2001.

Robert B. Millard is a Managing Director of Lehman Brothers Inc., which is a subsidiary of Lehman, where he has been employed for more than the past five years.  Mr. Millard also serves as a director of Weatherford International, Inc. and Chairman of L-3 Communications Corporation.  Mr. Millard has served as a director of the Company since its formation in 1996 and served as a director of our predecessor from 1989 until May 1, 1997 when GulfMark International, Inc. was merged into Weatherford International, Inc.

Robert T. O’Connell is a member of the Audit Committee. Mr. O’Connell is the former Chief Financial Officer of General Motors from 1988 to 1992 and Chief Executive Officer of GMAC Financial Services from 1992 until his retirement in 1994.  From 1995 to 1997 Mr. O’Connell served as Senior Vice President and Chief Staff Officer of EMC Corporation.  He subsequently served in various executive capacities at RWD Technologies, Inc. from 1997 to 2003.  He currently serves on the board of directors of CenterPoint Energy, Inc.  He also serves on two Governor-appointed commissions of the State of Massachusetts.  He is active in civic affairs in the Boston area and currently serves as an overseer of the Boston Symphony Orchestra. Mr. O’Connell has served as a director of the Company since 2006.

Rex C. Ross was elected as a director of the Company in March 2007 and is a member of the Governance & Nominating Committee.  Mr. Ross also serves as a director of Schlumberger Technology Corporation, the holding company for all Schlumberger Limited assets and entities in the United States.  Prior to his executive retirement from Schlumberger Limited in May 2004, Mr. Ross held a number of executive management positions during his 11-year career with the company, including President of Schlumberger Oilfield Services North America; President, Schlumberger GeoQuest; and President of SchlumbergerSema North & South America.  Mr. Ross was elected a Director of Enterprise Products Partners L.P. (a publicly traded oil and gas mid-stream services and marketing company) in October 2006 and is a member of its Audit, Conflicts and Governance Committee.

Bruce A. Streeter has served as President and Chief Operating Officer of the Company since January 1997 and as Chief Executive Officer since 2006.  He was elected as director of the Company in 1997.  He served as President of our predecessor’s Marine Division from November 1990 until he became President and Chief Operating Officer of the Company.  Prior to November 1990, Mr. Streeter was with Offshore Logistics, Inc. for a period of twelve years serving in a number of capacities, including General Manager Marine Division.

Required Vote for Election of Directors

Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

THE COMPANY RECOMMENDS A VOTE “FOR” ELECTION AS DIRECTORS OF THE PERSONS NOMINATED HEREIN.

ADDITIONAL INFORMATION REGARDING BOARD OF DIRECTORS

Board Committees and Meetings

Pursuant to our By-Laws, the Board has established several committees, including an Audit Committee, a Compensation Committee and a Governance & Nominating Committee.  During the year ended December 31, 2007, the Board met eight times, the Audit Committee met eight times, the Compensation Committee met two times and the Governance & Nominating Committee met three times.  During 2007, each director attended at least 94% of the combined Board meetings and meetings of committees of the Board on which he served.  Mr. Butters presided over the meetings of the non-employee members of our Board.  Our policy regarding director attendance at the Annual Meeting is that directors are invited to attend, and that we will make all appropriate arrangements for directors that choose to attend.  In 2007, all directors then serving attended the Annual Meeting.

Board Independence

Our Board has determined that each of the eight non-management directors of the Company qualifies as an “independent” director under the New York Stock Exchange corporate governance rules and that each member of the audit committee qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934 (the “Exchange Act”). Each of the eight non-management directors of the Company are also “non-employee directors” as defined under SEC Rule 16b-3 and “outside directors” as defined in the Internal Revenue Code, section 162(m). These eight independent, non-management directors comprise in full the membership of each committee described below in this “Board Committees and Meetings” section.

To be considered independent under the New York Stock Exchange rules, our Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, a director will not be independent if, within the preceding three years,

•	the director was employed by the Company;
•	an immediate family member of the director was an executive officer of the Company;
•
the director or an immediate family member of the director received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such service is not contingent in any way on continued service);

•
the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or

•
the director or an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee.

The following will not be considered by our Board to be a material relationship that would impair a director’s independence. If a director is an executive officer of, or beneficially owns in excess of 10 percent equity interest in, another company

•
that does business with the Company, and the amount of the annual payments to the Company is less than five percent of the annual consolidated gross revenues of the Company, or $200,000, whichever is more;

•
that does business with the Company, and the amount of the annual payments by the Company to such other company is less than five percent of the annual consolidated gross revenues of the Company, or $200,000, whichever is more; or

•	to which the Company was indebted at the end of its last fiscal year in an aggregate amount that is less than five percent of the consolidated assets of the Company.

For relationships not covered by the guidelines in the immediately preceding paragraph, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by our Board members who satisfy the independence guidelines described above.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or Exchange Act. Messrs. Bijur, Gordon (Chairman) and O’Connell are the current members of the Audit Committee.  The Board has determined that all of the Audit Committee members are “independent” as defined in the New York Stock Exchange listing standards applicable to the Company.  Mr. Gordon, by virtue of his over 40 years of experience in the field of finance and his role as Chairman of Union Bancaire Privée International Holdings, Inc., has been designated as the audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K.  The primary function of the Audit Committee is to:

•	make recommendations to the Board concerning the selection and discharge of our independent auditors,
•	review professional services performed by the auditors, including the plan and results of their audit engagement and the fees charged for audit, tax and non-audit services by the auditors, and
•	evaluate our system of internal accounting controls.

The Board adopted a written charter for the Audit Committee, which was updated in March 2005 and included as an exhibit to our Proxy Statement on Schedule 14A filed on April 21, 2005.  The charter is also posted on our website at www.gulfmark.com, and is available in print to any stockholder who requests a copy in writing to the Company’s Secretary at the Company’s principal address of 10111 Richmond Avenue, Suite 340, Houston, Texas 77042.

Compensation Committee

Messrs. Bijur, Butters (Chairman), and Gordon are the current members of the Compensation Committee. The Compensation Committee charter, adopted June 26, 2007, is posted on our website at www.gulfmark.com, and is available in print to any stockholder who requests a copy in writing to the Company’s Secretary at the Company’s principal address of 10111 Richmond Avenue, Suite 340, Houston, Texas 77042. The functions of the Compensation Committee are to:

•	recommend to the Board the salaries to be paid to our officers and directors,
•	recommend awards under the various incentive equity plans, and
•	administer our compensation benefit plans.

Mr. Butters, based on his knowledge of and experience in compensation practices, has been named Chairman of the Compensation Committee.   The recommendations of the Compensation Committee are approved by the full Board, including a majority of the independent directors.

Information regarding the processes and procedures for the consideration and determination of executive and director compensation may be found in the “Compensation Discussion and Analysis” on pages 13 to 19 of this proxy.

Governance & Nominating Committee

Messrs. Bijur (Chairman), Gimbel, Gordon and Ross are the current members of the Governance & Nominating Committee. The functions of the Governance & Nominating Committee are to:

•	develop and periodically review our governance principles,
•	identify new directors and annually recommend directors to the Board for election,
•	annually evaluate Board and Committee performance, and
•	review and recommend Board compensation for non-employee directors.

The Governance & Nominating Committee has not previously received any recommendations for director candidates from stockholders and it has not adopted a formal process for considering director candidates who may be recommended by stockholders.  The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received.  The Governance & Nominating Committee will review periodically whether a more formal policy should be adopted.  The Governance & Nominating Committee will consider any candidate proposed in good faith by a stockholder.  If you would like to recommend a director candidate for consideration by our Governance & Nominating Committee you may submit your recommendation to our executive offices at Governance & Nominating Committee, GulfMark Offshore, Inc., 10111 Richmond Avenue, Suite 340, Houston, Texas  77042.  The submission should identify the individual, his or her educational background, work experience and previous public board service and include a statement that the person has agreed to serve if nominated and elected.  Any information that would be required to be included in a proxy statement filed under then-current SEC rules should also be included.

The Governance & Nominating Committee identifies and evaluates director candidates in accordance with the director qualification standards described in the Corporate Governance Policy, which can be found on our website, www.gulfmark.com, and which is available in print to any stockholder who requests a copy in writing to the Company’s Secretary at the Company’s principal address of 10111 Richmond Avenue, Suite 340, Houston, Texas 77042.  Candidates are selected for their character, judgment, business experience and acumen, as well as other factors established by the Governance & Nominating Committee.  Directors should posses the highest personal and professional ethics, integrity and values and be committed to representing the long-term interest of the stockholders.

The Board has adopted a written Governance & Nominating Committee charter which can be found on our website, www.gulfmark.com, and is available in print to any stockholder who requests a copy in writing to the Company’s Secretary.

The Board adopted a Code of Business Conduct and Ethics applicable to all Company employees and agents as well as a Code of Ethics for our Principal Executive Officer and Senior Financial Officer, which are posted on our website, www.gulfmark.com, and which is available in print to any stockholder who requests a copy in writing to the Company’s Secretary at the Company’s principal address of 10111 Richmond Avenue, Suite 340, Houston, Texas 77042. We intend to satisfy the disclosure requirement regarding any changes in our code of ethics we have adopted and/or any waiver therefrom by posting such information on our website or by filing a Form 8-K for such event.

Director Compensation

Fees and Awards

Each of our non-employee directors is paid $1,500 for each meeting of the Board and $1,500 for each Committee meeting of the Board he attends.  In addition, during 2007, a quarterly retainer of $7,500 was paid to each of our non-employee director of the Company during that quarter. We also have a retainer arrangement with Mr. Butters where he receives a retainer of $8,333 per month for serving as Chairman of the Board. We also have a retainer arrangement with Messrs. Gordon, Butters and Bijur where each receives a retainer of $3,000, $1,500 and $1,500, respectively, per quarter for serving as Chairman of the Audit, Compensation and Governance & Nominating Committees, respectively.  Each qualified non-employee director was granted 2,200 restricted shares in 2007.  In addition, Mr. Ross was granted 3,500 restricted shares on March 21, 2007, the day he was elected as a director. Total compensation paid in 2007 to the non-employee directors who have been nominated for election in 2008, including restricted shares granted, director fees and retainers, matching under our nonqualified deferred executive compensation plan, (the “EDC Plan”), and earnings under the EDC Plan is as follows:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Executive Deferred Compensation and Matching	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings(2)	All Other Earnings	Total
Peter I. Bijur	$67,500	$102,938	$—	$10,125	$—	$9,557	$—	$190,120
David J. Butters	151,000	102,938	—	22,650	—	44,166	—	320,754
Marshall A. Crowe	52,500	102,938	—	—	—	—	—	155,438
Louis S. Gimbel, 3rd	46,500	102,938	—	6,975	—	—	—	156,413
Sheldon S. Gordon	72,000	102,938	—	10,800	—	—	—	185,738
Robert B. Millard	42,000	102,938	—	6,300	—	—	—	151,238
Robert T. O’Connell	52,500	102,938	—	7,875	—	—	—	163,313
Rex C. Ross	31,500	266,703	—	4,725	—	90	—	303,018

(1)Value based on the market value of the Common Stock on December 31, 2007, which was $46.79.

(2)Under this column, we are required to report deferred compensation earnings on salary and other incentive awards that the individual elects to defer where the earnings exceed a market rate specified by SEC rules.

Nonqualified Deferred Compensation Plan

Under our EDC Plan each director may elect to defer up to 100% of any fees paid by us for distribution after retirement or resignation from the Board.  Under the EDC Plan, deferred compensation can be used to purchase Common Stock or may be retained by the Company and earn interest at Prime plus 2%.  The first 7.5% of compensation deferred must be used to purchase Common Stock and may be matched by the Company.  The matching portion vests prorata over five years based on the individual director’s years of service on the Board.  We have established a “Rabbi” trust to fund the Common Stock portion of benefits under the EDC Plan.  The funds provided to the trust are invested by an independent trustee in our Common Stock, which is purchased by the trustee on the open market.  The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency.  Distributions from the EDC Plan are made according to the directors’ election in Common Stock for that portion deferred in Common Stock and in cash for that portion retained by the Company. Total compensation paid in 2007 to the non-employee directors who have been nominated for election in 2008, including director fees and retainers, and matching under the EDC Plan is as follows:

Name	Aggregate Balance at December 31, 2006	Director Contributions in 2007	Registrant Contributions in 2007	Aggregate Earnings in 2007	Aggregate Withdrawals/ Distributions in 2007	Aggregate Balance at December 31, 2007
Peter I. Bijur	$246,134	$67,500	$10,125	$38,315	$—	$362,074
David J. Butters	1,269,311	151,000	22,650	193,044	—	1,636,005
Marshall A. Crowe	—	—	—	—	—	—
Louis S. Gimbel, 3rd	103,060	23,250	6,975	26,351	—	159,636
Sheldon S. Gordon	549,850	72,000	10,800	139,038	—	771,688
Robert B. Millard	362,014	42,000	6,300	91,576	—	501,890
Robert T. O’Connell	38,013	52,500	7,875	10,783	—	109,171
Rex C. Ross	—	31,500	4,725	(478)	—	35,747
Total	2,568,382	439,750	69,450	498,629	—	3,576,211

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or was an officer or employee of the Company or any of our subsidiaries or had any relationship requiring disclosure under applicable rules. During the 2007 fiscal year, none of our executive officers served as (a) a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company, (b) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (c) a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE OFFICERS AND COMPENSATION

The following are executive officers and key employees of the Company, who serve at the discretion of the Board.

Name	Position	Age
Bruce A. Streeter	President and Chief Executive Officer	59
Edward A. Guthrie	Executive Vice President - Finance, Chief Financial Officer, and Secretary	63
John E. (Gene) Leech	Executive Vice President – Operations	55
Carla S. Mashinski	Vice President – Accounting & Chief Accounting Officer, and Assistant Secretary	45

Bruce A. Streeter has served as President and Chief Operating Officer of the Company since January 1997 and as the Chief Executive Officer since 2006.  He was elected as director of the Company in 1997.  He served as President of our predecessor’s Marine Division from November 1990 until he became President and Chief Operating Officer of the Company.  Prior to November 1990, Mr. Streeter was with Offshore Logistics, Inc. for a period of twelve years serving in a number of capacities, including General Manager Marine Division.

Edward A. Guthrie was elected Executive Vice President – Finance, Chief Financial Officer, and Secretary of the Company in July 1999. Prior to that date, Mr. Guthrie served in a number of capacities with Cliffs Drilling Company (“Cliffs”) and its former parent company for a period of 25 years, most recently serving as Vice President-Finance and Chief Financial Officer prior to Cliffs’ merger with R&B Falcon Corporation.

John E. (Gene) Leech was named Executive Vice President – Operations of the Company in February 2001 after having served as Vice President – Operations from January 1997.  He served as Vice President of our predecessor’s Marine Division from its formation in November 1990 until he became Vice President – Operations of the Company.  Prior to November 1990, Mr. Leech was with Offshore Logistics, Inc. for a period of fifteen years serving in a number of capacities, including Manager Domestic Operations and International Operations Manager.

Carla S. Mashinski was named VP – Accounting & Chief Accounting Officer in 2007 after serving as Controller, and Assistant Secretary from May 2004. Previously, Ms. Mashinski served in various capacities during her five years with Duke Energy, including Vice President and Controller of Duke Energy North America and Controller of Duke Energy International. Prior to 1999, she was with Shell Oil Company for a period of 14 years serving in a number of capacities.

The aggregate compensation paid by the Company for services rendered during the last year in all capacities to the highest paid executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2007, may be found in the “2007 Summary Compensation Table” on page 20 of this proxy.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program

Philosophy

Our executive compensation program has been designed to motivate, reward, attract and retain the management deemed essential to ensure our success.  The program seeks to align executive compensation with our objectives, business strategy and financial performance.  In applying these principles, the Compensation Committee seeks to:

•	reward executives for long-term strategic management and the enhancement of stockholder value;

•	support an environment that rewards performance with respect to our goals, as well as our performance relative to industry competitors;
•	integrate compensation programs with our short and long-term strategic plans;
•	attract and retain key executives critical to our long-term success; and
•	align the interests of executives with the long-term interests of stockholders through equity awards.

Administration

The executive compensation program is administered by the Compensation Committee of the Board, which is comprised of three non-employee directors.  The specific duties and responsibilities of the Compensation Committee are described in this proxy statement under “Additional Information Regarding Board, Board Committees and Meetings – Compensation Committee”. The recommendations of the Compensation Committee are approved by the full Board, including a majority of the independent directors.

Compensation Program Benchmarking

Based on its work with Pearl Meyer & Partners, who evaluated industry long-term incentive objectives and pay outs, and Longnecker & Associates, who evaluated industry employment contract provisions for executives similarly situated to our top three executive officers, the Compensation Committee has selected thirteen companies against which to compare our executive compensation program.  The following four companies were selected because they either directly compete with us or have operations that are comparable to our operations: Hornbeck Offshore Services, Inc.; Seacor Holdings Inc.; Tidewater Inc.; and Trico Marine Services, Inc.  This group is designated as the “Direct Peer Group”. The remaining nine companies were selected to represent the broader oilfield and marine services market in which we also compete for talent: Bristow Group, Inc.; Global Industries, Ltd.; Helix Energy Solutions Group, Inc.; Kirby Corp.; Oceaneering International, Inc.; Oil States International Inc.; Parker Drilling Co.; Superior Energy Services Inc.; and Universal Compression Holdings Inc. We refer to these thirteen companies collectively as our “Broad Peer Group”. The Compensation Committee reviews the two peer group compositions on an annual basis. The Compensation Committee may elect to modify either group for future periods to reflect best practices in executive compensation or changes in our business or the business of other companies, in and outside the Broad Peer Group.

Compensation Program Components

An executive’s compensation typically consists of:

•	base salary paid in cash;
•	annual incentive paid in cash;
•	long-term incentive awards comprised of restricted stock;
•	severance and change in control arrangements;
•	perquisites;
•	benefits; and
•	indemnification agreements.

The balance among these components is established annually by the Compensation Committee and is designed to recognize past performance, retain key employees and encourage future performance.

The Compensation Committee reviews and recommends the specific base salary and bonus compensation of our top three executive officers, and Ms. Mashinski’s salary and bonus is determined by the President and Chief Executive Officer based on similar guidelines.  Typically, the President and Chief Executive Officer and the Chief Financial Officer to present industry compensation data based on reports prepared from information provided by Equilar Inc., a company that accumulates data from public filings, which is then sorted by the Direct Peer Group and the Broad Peer Group.  Calculations required to support achievement of compensation goals established by the Compensation Committee are also provided.  The President and Chief Executive Officer recommends performance criteria for the named executive officers other than himself.  Those executive officers do not participate in the deliberation process of the Compensation Committee.  Our executive officers do participate in the review and award process for other key employees.  The particular elements of the compensation programs for such persons are set forth in more detail below.

Base Salary

Base salary levels are primarily determined by the Compensation Committee at levels the Compensation Committee deems necessary or appropriate to attract and retain the level of competence needed for the position. Base salary levels are reviewed annually based on individual performance, industry conditions and market considerations. The Compensation Committee believes that base salary levels for our executive officers are competitive and within a range that the Compensation Committee considers reasonable and necessary. The Compensation Committee made its decisions regarding the base salary of our executive officers based on the Broad Peer Group identified earlier. The general objective is to maintain base salaries generally within the 50th percentile of the Broad Peer Group. It is the intent of the Compensation Committee to continue to review and assess base salary levels in order to maintain a competitive structure for the Company when compared to the Broad Peer Group.

Cash Performance Bonus

We provide incentive compensation to our executive officers and key employees in the form of annual cash bonuses relating to financial and operational achievements during the prior year for the purpose of retaining and motivating the executive officers and key employees.  The cash amounts of such bonuses are determined by the Compensation Committee and are primarily based upon an analysis of the person’s job performance and his or her specific accomplishments during the preceding calendar year.  In the case of corporate financial officers, incentive compensation decisions are made primarily on the basis of the assistance and performance of such persons and key employees in implementing corporate objectives within the scope of his or her responsibilities.  In the case of operational officers, incentive compensation decisions are made primarily on the basis of the operational results of the business operations for which such persons and lay employees were responsible.  Although the achievement of certain financial objectives as measured by a business segment’s earnings are considered in determining incentive compensation, other subjective and less quantifiable criteria are also considered, such as market penetration, development of the fleet, and effectiveness of new information systems. In this regard, the Compensation Committee takes into account specific operational achievements that are expected to affect future earnings and results or that had an identifiable impact on the prior year’s results.

Such cash bonus awards are linked to the achievement of Company-wide and regional performance goals and are designed to put a significant portion of total compensation at risk.  The Compensation Committee has established a bonus target for each executive officer based upon a review of the competitive data for that position, level of responsibility and ability to impact our success.  Individual executive officer 2007 bonus targets range from 50% to 100% of base salary, except the President and Chief Executive Officer’s bonus has no limit as the Compensation Committee believes there should be flexibility to award amounts in excess of base salary given attainment of significant achievements above the corporate and individual goals and objectives established for the year.  The actual amount of the cash bonus can range from 0% to 150% of the targeted bonus and is based exclusively on the Company-wide and/or regional achievement of these performance goals, which are operating income, EBITDA margin, return on investment, safety performance and specific administrative objectives.  The Compensation Committee also has the discretion to award up to 20% of the aggregate of the targeted bonuses to recognize outstanding performance by executive officers or other management personnel included in the Plan.

In 2008, the bonus targets for our executive officers were unchanged based upon objectives set at the beginning of 2008 for operating income, return on investment and earnings before interest, taxes, and depreciation (EBITDA) for the Company compared to the Direct Peer Group, which objectives are $130 million for operating income, 15% for return on investment, and the last twelve month EBITDA margin for the Direct Peer Group.  In addition, a portion of the bonus potential is based on other strategic goals and objectives as outlined at the beginning of 2008, which include measures for safety performance, certain administrative objectives, growth through acquisitions, expansionary efforts and other goals that the Compensation Committee has determined to enhance stockholder value.

Incentive Equity Plan

We also provide long-term incentive compensation to our executive officers and key employees through equity awards pursuant to the 1997 Incentive Equity Plan.  The use of equity awards is intended to provide incentives to our executive officers and key employees to work toward our long-term goals.  Equity awards are not granted by the Compensation Committee as a matter of course as part of the regular compensation of any executive or key employee. The decision to grant an equity award is based on the perceived incentive that any such grant will provide and the benefits that the grant may have on long-term stockholder value. The determination of the number of shares granted is based on the level and contribution of the intended recipient.  Consideration is also given to the anticipated contribution of the business operations for which the intended recipient has responsibility to overall stockholder value. Long-term incentive compensation for 2007 performance has been granted to Messrs. Streeter, Guthrie, Leech and Ms. Mashinski and other key employees in 2008.

For our 2005 to 2007 performance period, the Compensation Committee did not award any options, but instead awarded restricted shares as reflected in the table below.  The reason the Compensation Committee chose to award restricted stock instead of options is because the committee believes restricted stock awards create a higher level of retention than do options. The awards are granted around the same time each year, which gives the Compensation Committee enough time to review the prior year performance. The restrictions on the shares awarded lapse three years from the date of grant except as indicated below.  A total of 233,073 restricted shares have been awarded to officers in the last three years:

Name	2008(1)	2007(1)	2006(1)	Total
Bruce A. Streeter	40,852	36,542	22,500	99,894
Edward A. Guthrie	19,280	20,877	15,500	55,657
John E. (Gene) Leech	19,280	20,642	15,100	55,022
Carla S. Mashinski	7,500	8,000	7,000	15,000

(1)Restrictions lapse in accordance with the following vesting schedule: 1/3 in 12 months, 1/3 in 24 months and 1/3 in 36 months.  Awards in 2008 relate to 2007 performance, awards in 2007 relate to 2006 performance, and awards in 2006 relate to 2005 performance.

The stock options which have previously been granted and are currently outstanding are subject to vesting over a number of years and have exercise prices based on the market price of the Common Stock at the date of grant.  Stock options were granted in 1990 after the acquisition of our offshore marine services segment, on two occasions in 1996, after the successful completion of the spin-off in 1997, and again in the years 1998-2002.

Severance and Change in Control Arrangements

One of our subsidiaries has entered into Employment Agreements with our top three executive officers: President and Chief Executive Officer, Executive Vice President – Finance and Chief Financial Officer, and Executive Vice President - Operations.  The purpose of the Employment Agreements is: (i) to ensure that we will have the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a change of control; (ii) to diminish the inevitable distraction of the executive resulting from the uncertainties and risks created by a pending or threatened change of control; and (iii) to provide the executive with compensation and benefits arrangements upon a change of control that are competitive with those of other corporations. These agreements are automatically renewed for one year terms unless 120 days notice is giving by us or the executive. These agreements were effective December 31, 2006 for a one year term, and were automatically renewed for one year terms on December 31, 2007.  The base salary for Messrs. Streeter, Guthrie and Leech are included in their respective Employment Agreements.  See further information contained in “Potential Payments upon Termination or Change-In-Control” on pages 24 to 26 of this proxy.

        Perquisites

The Company provides the executives with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. Executives are provided with the following benefits as a supplement to their other compensation:

•
Use of Company vehicle:  We provide Messrs. Streeter and Leech with a company vehicle for use for travel to and from the office and business-related events. The Company pays for all maintenance, insurance and gasoline for such vehicles.

•
Use of club membership:  We pay for the monthly membership fees for certain golf or social clubs for Messrs. Streeter, Guthrie and Leech. The Company has encouraged management to belong to a golf or social club so that they have an appropriate entertainment forum for customers and vendors.

                Benefits

The executive officers also participate in the Company’s other benefit plans on the same terms as other employees. These plans include a defined contribution plan, for which the Company matches up to 100% of the first 6% of salary contributed by the employee, and medical, dental and term life insurance.  In addition, Messrs. Streeter, Guthrie and Leech each have life insurance policies for which we reimburse them for the premiums.

Indemnification Agreements

The Company has entered into an indemnification agreement with each of our executives and independent directors (as well as certain other officers of the Company). These agreements provide for us to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as an officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under our directors’ and officers’ liability insurance policy. These agreements are intended to provide indemnification rights to the fullest extent permitted under Delaware law and under our governing documents.

2007 Executive Compensation

                Determination of 2007 Base Salary

During the first quarter of 2007 the Compensation Committee approved base salaries for the top three named executive officers, while our President and Chief Executive Officer determined Ms. Mashinski’s salary. Relevant industry and market data were considered and executive compensation benchmark data derived from executive compensation surveys and information relating to our Broad Peer Group were reviewed when making salary determinations. Based on the analysis of this information and the goals and objectives described above, the Compensation Committee and, with respect to Ms. Mashinski, our President and Chief Executive Officer determined the following 2007 base salaries were reasonable:

Name	Title	2007 Base Salary
Bruce A. Streeter	President and Chief Executive Officer	$500,000
Edward A. Guthrie	Executive Vice President and Chief Financial Officer	285,000
John E. (Gene) Leech	Executive Vice President - Operations	285,000
Carla S. Mashinski	Vice President – Accounting & Chief Accounting Officer	190,800

                 2007 Company Performance

At the beginning of 2007, the Compensation Committee established a maximum annual cash incentive bonus level for each of the top three named executive officers, as described in “Cash Performance Bonus” above. It also established performance evaluation criteria for our President and Chief Executive Officer, which were to:  (1) achieve operating income of $95.0 million; (2) attain return on investment of 14.5%; (3) meet or exceed last twelve months average Direct Peer Group EBITDA margin; (4) attain LTIF (lost time incident frequency) of less than 0.75 per million man hours; and (5) complete and implement disaster and business continuity plans as well as management succession plans.  The Compensation Committee also approved the performance evaluation criteria recommended by the President and Chief Executive Officer for the named executive officers other than himself.

In early 2008, the Compensation Committee reviewed our actual performance relative to such performance evaluation criteria, which were: (1) actual operating income of $107.3 million compared to goal of $95.0 million; (2) return on investment of 18.4% versus the goal of 14.5%; (3) EBITDA margin for the period September 30, 2006 to October 1, 2007 of 50.9% compared to Direct Peer Group EBITDA margin of 42.8%; (4) LTIF of  0.73 per million man hours versus the goal of less than 0.75. For 2007, the Compensation Committee found that we had exceeded such goals. Although annual cash incentive bonuses are not entirely formulaic, the Compensation Committee considered, among other factors, our performance and the competitive market in the industry during 2007 and determined that, to maintain a competitive compensation package and retain high quality employees, it needed to pay competitive annual incentive bonuses for 2007.

Chief Executive Officer Annual Cash Incentive Bonus

Based on the policies described above, the Compensation Committee reviewed all elements of Mr. Streeter’s total compensation for 2007, including his base salary, annual cash incentive bonus and long-term incentive award. Based on the Compensation Committee’s review of these and other subjective factors, they found Mr. Streeter’s total compensation to be reasonable and not excessive. The Compensation Committee believed our performance as evidenced in the “2007 Company Performance” section of this report demonstrated that Mr. Streeter had been successful in his role as President and Chief Executive Officer. Having reviewed the contribution that Mr. Streeter made to our performance in 2007, the Compensation Committee believed that he continued to demonstrate the integrity, planning and leadership qualities that the executive compensation program was designed to foster and reward. In light of the foregoing, the Compensation Committee concluded that Mr. Streeter should receive an annual cash incentive bonus for his 2007 performance in the amount of $675,000, which is based upon our performance and Mr. Streeter’s exceptional individual performance.

Annual Cash Incentive Bonus of Other Named Executive Officers

The Compensation Committee reviewed all elements of total compensation for Messrs. Guthrie and Leech for 2007 in the same manner as they reviewed the total compensation for our President and Chief Executive Officer. The Compensation Committee also considered recommendations from the President and Chief Executive Officer regarding total compensation for Messrs. Guthrie and Leech. Based on corporate performance as evidenced in the “2007 Company Performance” section of this report, as well as their individual performance, the Compensation Committee concluded that (1) Mr. Guthrie should receive an annual cash incentive bonus for his 2007 performance in the amount of $384,750, which is based upon our performance and Mr. Guthrie’s individual performance and (2) Mr. Leech should receive an annual cash incentive bonus for his 2007 performance in the amount of $384,750, which is based upon our performance and Mr. Leech’s individual performance. The President and Chief Executive Officer concluded that Ms. Mashinski should receive an annual cash incentive bonus for her 2007 performance in the amount of $155,000, which is based upon our performance and Ms. Mashinski’s individual performance.

2007 Grants of Long-Term Incentive Awards

The Compensation Committee believes long-term incentive awards provide an effective means of executive retention and an incentive to build stockholder value. Based on the performance of our Common Stock and the Compensation Committee’s review of competitive practices, our financial achievements and individual performance, the Compensation Committee determined awards in the form of restricted stock to certain named executive officers were reasonable. Under our 1997 Incentive Equity Plan, the Compensation Committee granted (1) 40,852 shares of restricted stock to Mr. Streeter, (2) 19,280 shares of restricted stock to Mr. Guthrie and (3) 19,280 shares of restricted stock to Mr. Leech.  The President and Chief Executive Officer concluded that Ms. Mashinski be granted 7,500 shares of restricted stock.  No stock options were granted to any named executive officer during 2007. The terms of these restricted stock grants are described in the “Outstanding Equity Awards at Fiscal Year-End” table on page 22 of this proxy statement.

Determination of 2008 Annual Base Salary and Incentive Bonus Potential

In early 2008, the Compensation Committee also considered whether adjustments should be made to the base salaries and incentive bonus potential for the named executive officers for 2008. The Compensation Committee adjusted each of Mr. Streeter, Mr. Guthrie and Mr. Leech’s base salary and incentive bonus potential based on individual performance, 2008 market conditions and the other factors discussed above. The President and Chief Executive Officer determined that Ms. Mashinski’s salary should be adjusted as set forth below based on the same factors used to determine the other three named officers.  The following table sets forth the 2008 base salaries and the target incentive bonus potential (as a percentage of base salary) for the named executive officers.

Name	Title	2008 Base Salary	Target 2008 Incentive Bonus Potential (as a % of Base Salary)
Bruce A. Streeter	President and Chief Executive Officer	$575,000	Unlimited
Edward A. Guthrie	Executive Vice President and Chief Financial Officer	305,000	100%
John E. (Gene) Leech	Executive Vice President - Operations	305,000	100%
Carla S. Mashinski	Vice President – Accounting & Chief Accounting Officer	199,000	50%

The President and Chief Executive Officer has an unlimited incentive bonus potential as the Compensation Committee believes there should be flexibility to award amounts in excess of base salary given attainment of significant achievements above the corporate and individual goals and objectives established for the year.

           Allocation of Compensation between Short and Long-Term Benefits

The Compensation Committee chose to allocate the compensation program for the Company’s executive officers and key employees between equity-based and non-equity-based compensation in order to balance the policies of supporting long-term performance measures while rewarding yearly performance goals.  In 2007, the percentage of short-term to long-term benefits given to Messrs. Streeter, Guthrie, Leech and Ms. Mashinski is listed below based on the 2007 Summary Compensation Table following:

Name	Short-Term Benefits(1)	Long-Term Benefits(2)	Total
Bruce A. Streeter	39%	61%	100.0%
Edward A. Guthrie	43%	57%	100.0%
John E. (Gene) Leech	43%	57%	100.0%
Carla S. Mashinski(3)	43%	57%	100.0%

(1)Short-Term Benefits include salary, bonus, insurance premiums paid, club dues, personal use of company vehicles and moving expenses.

(2)Long-Term Benefits include stock awards, matching amounts under the EDC Plan and retirement contributions.

Tax Considerations

During 1993, Congress enacted legislation that could have the effect of limiting the deductibility of executive compensation paid to each of a company’s five highest paid executive officers.  This legislation provides that compensation paid to any one executive in excess of $1,000,000 will not be deductible unless it is performance-based and paid under a plan that has been approved by stockholders.  The Compensation Committee considers the application of this legislation when reviewing executive compensation; however, the limitation on deductibility of executive compensation has not had any impact on the Company to date, as the payments to our highest paid executive officers have been performance based.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the management of GulfMark Offshore, Inc. (the “Company”) the Compensation Discussion and Analysis included in its proxy statement.  Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee of the Board:

David J. Butters – Chairman of the Compensation Committee
Peter I. Bijur – Compensation Committee Member
Sheldon S. Gordon – Compensation Committee Member

2007 SUMMARY COMPENSATION TABLE

	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Bruce A. Streeter	2007	$500,000	$675,000	$1,667,987	$—	$—	$1,569	$182,136	$3,026,692
President and Chief Executive Officer	2006	400,000	612,000	841,725	—	—	818	136,873	1,991,417
Edward A. Guthrie	2007	285,000	384,750	787,202	—	—	22,492	105,784	1,585,228
Executive Vice President - Finance, Chief Financial Officer, and Secretary	2006	275,000	371,000	579,855	—	—	12,635	96,597	1,335,087
John E. (Gene) Leech	2007	285,000	384,750	787,202	—	—	1,373	114,478	1,572,803
Executive Vice President - Operations	2006	275,000	371,000	564,891	—	—	864	252,897	1,464,652
Carla S. Mashinski	2007	188,100	155,000	406,200	—	—	1,014	54,792	805,106
VP - Accounting & Chief Accounting Officer, and Assistant Secretary	2006	176,250	150,000	261,870	—	—	559	51,877	640,555

(1)Bonus amounts for 2007 are paid in 2008.  The calculation of annual bonuses is based on factors identified by the Compensation Committee and discussed in the “Compensation Discussion and Analysis” on pages 13 to 19 of this proxy statement.

(2)Award for 2007 were granted January 25, 2008 for all except Ms. Mashinski.  Ms. Mashinski’s award for 2007 was granted on March 31, 2008.

(3)Under this column, we are required to report deferred compensation earnings on salary and other incentive awards that the individual elects to defer where the earnings exceed a market rate specified by SEC rules.

(4)All Other Compensation includes the following:

Name	Retirement Contributions(1)	Life Insurance Policy Premiums	Other Insurance Premiums	Club Dues	Personal Use of Company Vehicles	EDC Match	Moving Expenses	Total
Bruce A. Streeter	$4,100	$3,693	$2,026	$1,695	$3,822	$166,800	$—	$182,136
Edward A. Guthrie	7,293	2,562	2,026	—	—	93,903	—	105,784
John E. (Gene) Leech	4,100	3,739	2,026	—	6,213	98,400	—	114,478
Carla S. Mashinski	5,296	312	1,905	—	—	47,276	—	54,792

(1)During 2007, we increased the Company’s match in the 401(k) Plan.  The Company’s match in the Deferral Plan was reduced to reflect the increase in the 401(k) Plan.  Messrs. Streeter and Leech reached the previous match maximum before the change in the 401(k) match.

EMPLOYMENT AGREEMENTS

One of our subsidiaries has entered into employment agreements with Messrs. Streeter, Guthrie, and Leech. The purpose of the Employment Agreements is: (i) to ensure that we will have the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a change of control; (ii) to diminish the inevitable distraction of the executive resulting from the uncertainties and risks created by a pending or threatened change of control; and (iii) to provide the executive with compensation and benefits arrangements upon a change of control that are competitive with those of other corporations. Effective as of December 31, 2006, Mr. Streeter’s one year agreement entitles him to be employed as President of the Company and certain of our subsidiaries and to receive a minimum annual salary of $400,000.  Effective December 31, 2006, Mr. Guthrie’s one year agreement entitles him to be employed as Executive Vice President - Finance and Chief Financial Officer of the Company and certain of our subsidiaries and to receive a minimum annual salary of $275,000.  Effective December 31, 2006, Mr. Leech’s one year agreement entitles him to be employed as Executive Vice President-Operations of the Company and certain of our subsidiaries and to receive a minimum annual salary of $275,000.  These agreements are automatically renewed for one year terms unless 120 days notice is given by us or the executive.  As no notice was given, on December 31, 2007, these agreements were automatically extended for one additional year.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)(2)	All Other Stock Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards
Bruce A. Streeter	1/23/2007	36,542	—	$—	$1,258,141
Edward A. Guthrie	1/23/2007	20,877	—	—	718,795
John E. (Gene) Leech	1/23/2007	20,642	—	—	710,704
Carla S. Mashinski	6/15/2007	8,000	—	—	408,960

(1)We do not have any non-equity incentive plans awards.  Our restricted stock is delivered pursuant to our 1997 Incentive Equity Plan and vesting is subject to continued employment with the Company, and while previous performance is considered in making the award, once awarded, the restricted stock is not tied to any level of performance requirements.

(2)Restrictions on the restricted stock awarded lapse over three years, 1/3 per year, ending on January 23, 2010 for Messrs. Streeter, Guthrie and Leech and ending on June 15, 2010 for Ms. Mashinski. If declared, dividends will be paid on restricted stock awards prior to vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning unexercised options and restricted stock that have not vested for each named executive officer as of December 31, 2007:

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Bruce A. Streeter	60,000	—	—	$16.3125	5/14/08	—		$—	—	$—
	66,000	—	—	6.5782	2/18/09	—		—	—	—
	60,000	—	—	7.1563	2/24/10	—		—	—	—
	70,000	—	—	16.27	2/27/11	—		—	—	—
	70,000	—	—	17.44	2/27/12	—		—	—	—
	—	—	—	—	—	7,666	(2)	358,692	—	—
	—	—	—	—	—	15,000	(3)	701,850	—	—
	—	—	—	—	—	36,542	(4)	1,709,800	—	—
Edward A. Guthrie	26,000	—	—	16.27	2/27/11	—		—	—	—
	36,000	—	—	17.44	2/27/12	—		—	—	—
	—	—	—	—	—	3,333	(2)	155,951	—	—
	—	—	—	—	—	10,333	(3)	483,481	—	—
	—	—	—	—	—	20,877	(4)	976,835	—	—
John E. (Gene) Leech	24,000	—	—	16.3125	5/14/08	—		—	—	—
	28,000	—	—	6.5782	2/18/09	—		—	—	—
	30,000	—	—	7.1563	2/24/10	—		—	—	—
	36,000	—	—	16.27	2/27/11	—		—	—	—
	40,000	—	—	17.44	2/27/12	—		—	—	—
	—	—	—	—	—	3,333	(2)	155,951	—	—
	—	—	—	—	—	10,066	(3)	470,988	—	—
	—	—	—	—	—	20,642	(4)	965,839	—	—
Carla S. Mashinski	—	—	—	—	—	1,333	(2)	62,371	—	—
	—	—	—	—	—	4,666	(5)	218,322	—	—
	—	—	—	—	—	8,000	(6)	374,320	—	—

(1)Value based on the market value of the Common Stock on December 31, 2007 ($46.79).

(2)Restricted stock award lapses on May 30, 2008.

(3)Restricted stock award lapses 1/2 on each of March 16, 2008 and 2009.

(4)Restricted stock award lapses 1/3 on each of January 23, 2008, 2009 and 2010.

(5)Restricted stock award lapses 1/2 on each of June 6, 2008 and 2009.

(6)Restricted stock award lapses 1/3 on each of June 15, 2008, 2009 and 2010.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Bruce A. Streeter	60,000	$2,422,500	15,167	$857,631
Edward A. Guthrie	10,000	305,200	8,500	439,620
John E. (Gene) Leech	24,000	969,000	8,367	437,768
Carla S. Mashinski	—	—	3,667	82,634

(1)Value realized represents the difference of the fair market value of the shares at the time of exercise or vesting, as appropriate, over the grant price.

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans as of December 31, 2007:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders(1)	789,650	$14.33	1,677,914
Equity compensation plans not approved by stockholders	—	—	—
Total	789,650	$14.33	1,677,914

(1)Related to the Amended and Restated 1993 Non-Employee Director Stock Option Plan, the 1997 Incentive Equity Plan and the 2005 Non-Employee Director Share Incentive Plan.

DEFERRED COMPENSATION

2007 NONQUALIFIED DEFERRED COMPENSATION

Under our EDC Plan each officer may elect to defer up to 50% of any salary and a minimum of 10% of bonus paid by us for distribution after retirement or resignation from the Company.  Under the EDC Plan, deferred compensation can be used to purchase Common Stock or may be retained by the Company and earn interest at Prime plus 2%.  The first 7.5% of compensation deferred must be used to purchase Common Stock and may be matched by the Company.  The matching portion vests prorata over five years based on the individual officer’s years of service with the Company.  We have established a “Rabbi” trust to fund the Common Stock portion of benefits under the EDC Plan.  The funds provided to the trust are invested by an independent trustee in our Common Stock, which is purchased by the trustee on the open market.  The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency.  Distributions from the EDC Plan are made according to the officers’ election in Common Stock for that portion deferred in Common Stock and in cash for that portion retained by the Company. Total compensation in 2007 which has been deferred by the officers, including any matching under the EDC Plan is as follows:

Name	Aggregate Balance at December 31, 2006	Executive Contributions in 2007	Registrant Contributions in 2007	Aggregate Earnings in 2007(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2007
Bruce A. Streeter	$1,017,601	$98,700	$166,800	$274,354	$—	$1,557,455
Edward A. Guthrie	1,181,369	271,000	93,903	276,138	—	1,822,410
John E. (Gene) Leech	863,066	58,475	98,400	226,717	—	1,246,658
Carla S. Mashinski	233,120	33,810	47,279	58,112	—	372,321

(1)Aggregate Earnings, which include interest, are included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table only to the extent they exceed the SEC market rate, as shown in Footnote 3 to the Summary Compensation Table.

At December 31, 2007, the Company had a total deferred compensation liability of $4,998,844 to the above named officers under the EDC Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

This following describes the amounts potentially payable to Messrs. Streeter, Guthrie and Leech upon termination of employment or if we undergo a change in control under their employment agreements and our stock plans and other compensation programs.  The amounts set forth in this section are estimates that are based on a number of assumptions.  Actual amounts payable to our named executive officers could be materially different.  The following discussion is based on each named executive officer’s employment agreement, salary level and restricted stock and stock option holdings as of December 31, 2007 and the benefits paid to the named executive officer during fiscal year 2007 and assumes the termination or change in control occurs on December 31, 2007.  In addition, it assumes a price per share of our Common Stock of $46.79, which was the closing price per share on December 31, 2007, as reported on the New York Stock Exchange.

Each of Messrs. Streeter, Guthrie and Leech may terminate their agreement with us for “good reason” and receive termination benefits.  Good reason is defined in the agreements as:

•	a significant reduction in the duties or responsibility of the executive or the assignment to him of duties materially inconsistent with his position,
•	relocation of more than 75 miles from his present business address, or
•	material breach by us of his employment agreement.

Each of the employment agreements between our subsidiary and Messrs. Streeter, Guthrie and Leech has standard change of control provisions. If Mr. Streeter is terminated during a change of control period defined as the period beginning on the six (6) month anniversary of a Change in Control and ending on the twelve (12) month anniversary of the Change in Control, he will be entitled to receive a payment equal to two-and-a-half times his annual base salary as then in effect plus the prior year’s annual bonus, and all stock options and restricted stock not then vested or exercisable, as the case may be, shall immediately vest and become fully exercisable. If Mr. Guthrie or Mr. Leech is terminated during a change of control period, he will be entitled to receive a payment equal to two times his annual base salary as then in effect plus the prior year’s annual bonus, and all stock options and restricted stock not then vested or exercisable, as the case may be, shall immediately vest and become fully exercisable.

Additionally, if Messrs. Streeter, Guthrie or Leech is terminated during a change of control period, he and his family will receive, for the remainder of his employment agreement, welfare benefit plans at least equal to those provided during his employment.  For six months after termination, we will promptly reimburse each of them for reasonable expenses incurred for outplacement services and/or counseling.  We will promptly transfer and assign all life insurance policies on which it or its subsidiary was previously reimbursing premium payments.  Messrs. Streeter or Leech may also use, at his full expense, the Company automobile for six months after termination or until he is employed elsewhere.

Bruce A. Streeter

The following table describes the potential payments upon termination or a change in control of the Company for Mr. Streeter, our President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination	Termination by the Executive for Good Reason	Termination without Cause	Termination Upon Change in Control	Death or Disability
Compensation:
Base Salary ($500,000)	$1,250,000	$1,250,000	$1,250,000	$—
Bonus ($612,000)	612,000	612,000	612,000	—
Gross Up	814,051	814,051	814,051	—
Medical Benefits	121,070	121,070	121,070	121,070
Vacation	48,077	48,077	48,077	48,077
Automobile	20,428	20,428	20,428	20,428
Long-term incentives:
Stock Options: Unvested	—	—	—	—
Restricted Stock: Unvested	2,770,342	2,770,342	2,770,342	2,770,342
Total	$5,635,968	$5,635,968	$5,635,968	$2,959,917

Edward A. Guthrie

The following table describes the potential payments upon termination or a change in control of the Company for Mr. Guthrie, our Executive Vice President - Finance, Chief Financial Officer, and Secretary.

Executive Benefits and Payments Upon Termination	Termination by the Executive for Good Reason	Termination without Cause	Termination Upon Change in Control	Death or Disability
Compensation:
Base Salary ($285,000)	$570,000	$570,000	$570,000	$—
Bonus ($371,000)	371,000	371,000	371,000	—
Gross Up	192,979	192,979	192,979	—
Medical Benefits	36,320	36,320	36,320	36,320
Vacation	27,404	27,404	27,404	27,404
Automobile	—	—	—	—
Long-term incentives:
Stock Options: Unvested	—	—	—	—
Restricted Stock: Unvested	1,616,267	1,616,267	1,616,267	1,616,267
Total	$2,813,970	$2,813,970	$2,813,970	$1,679,991

John E. Leech

The following table describes the potential payments upon termination or a change in control of the Company for Mr. Leech, our Executive Vice President – Operations.

Executive Benefits and Payments Upon Termination	Termination by the Executive for Good Reason	Termination without Cause	Termination Upon Change in Control	Death or Disability
Compensation:
Base Salary ($285,000)	$570,000	$570,000	$570,000	$—
Bonus ($371,000)	371,000	371,000	371,000	—
Gross Up	416,012	416,012	416,012	—
Medical Benefits	263,859	263,859	263,859	263,859
Vacation	27,404	27,404	27,404	27,404
Automobile	16,330	16,330	16,330	16,330
Long-term incentives:
Stock Options: Unvested	—	—	—	—
Restricted Stock: Unvested	1,592,778	1,592,778	1,592,778	1,592,778
Total	$3,257,383	$3,257,383	$3,257,383	$1,900,371

               Ms. Mashinski’s rights under a change of control are governed by our Severance Benefits policy applicable to all employees of the Company and is based on an equal position not being made available within nine months of the change of control event.  She would receive nine (9) months salary, or $149,250, if the conditions of the change of control event are satisfied under the policy.  All employee equity based plans currently provide for immediate vesting of all options and restricted stock on a change of control, which would result in 13,999 shares of restricted stock vesting with a value of $655,013 at December 31, 2007. Therefore, the total amount she would receive under a change of control would be $804,263.

AUDIT COMMITTEE REPORT

We have reviewed and discussed the audited financial statements of GulfMark Offshore, Inc., (the “Company”) for the year ended December 31, 2007 with management and have discussed with UHY LLP (“UHY”), our independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended or supplemented with respect to those statements, and the requirements of the Public Company Accounting Oversight Board.

We have received the written disclosures and the letter from UHY required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and have discussed with UHY its independence in connection with its audit of our most recent financial statements.

We also reviewed and discussed such other matters as we deemed appropriate, including the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the Securities and Exchange Commission.

Based on the foregoing review and discussion, and relying on the representation of Company management and the independent registered public accounting firm’s report, we recommended to the Board that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission.

Sheldon S. Gordon, Chairman of Audit Committee
Peter I. Bijur, Audit Committee Member
Robert O’Connell, Audit Committee Member

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater-than-ten percent stockholders are required by the regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received, or written representations from certain reporting persons that no Form 5 reports were required for those persons, we believe that all filing requirements applicable to our officers and directors and greater-than ten percent beneficial owners were complied with during the 2007 fiscal year with the exception for the inadvertent late filing of a Form 4 made on February 28, 2008 for John Leech for 270 shares gifted to a child on December 14, 2007.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has recommended the reappointment of UHY LLP (“UHY”) to examine our financial statements for fiscal year 2008.  UHY, and its predecessor UHY MFSL, have served as our principal independent registered public accounting firm auditor since the year ended December 31, 2005, after replacing Ernst & Young LLP.

The firm of UHY acts as our principal independent registered public accounting firm.  Through and as of April 7, 2008, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full-time, permanent employees of Advisors and through which UHY’s partners provide non-audit services.  UHY has only a few full-time employees.  Therefore, few, if any, of the audit services performed were provided by permanent, full-time employees of UHY.  UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

UHY’s reports on the Company’s financial statements for the year ended December 31, 2007, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2007, there were no disagreements with UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of UHY, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

UHY provided tax and other services to the Company in 2007 and 2006. Other services included costs related to financial accounting and reporting consultations.

Audit fees billed for the last two fiscal years for professional services rendered by UHY, the Company’s principal accountant, during 2007 and 2006, are set forth on the table below:

	Fiscal Year Ended December 31,
	UHY LLP 2007	UHY LLP 2006
Audit Fees(1)	$755,712	$792,026
Tax Fees(2)	─	9,555
All Other Fees(3)	19,400	23,000
Total	775,112	824,581

(1)Relates to services rendered in connection with auditing our annual consolidated financial statements and our internal controls over financial reporting for each applicable year and reviewing our quarterly financial statements.  Also, includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries and expenses.

(2)Relates to the foreign tax compliance and consultation services.

(3)Relates to financial accounting and reporting consultation.

The Audit Committee approves all audit and tax services provided by the Company’s independent auditor prior to the engagement of the independent auditor with respect to such services. The Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit related and other services by the Chairman of the Audit Committee with respect to the permitted services. None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

We are asking our stockholders to ratify the selection of UHY as our independent auditor. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of UHY to our stockholders for ratification as a matter of good corporate practice.  Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

UHY will have representatives present at the Annual Meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF UHY LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSALS BY STOCKHOLDERS AND STOCKHOLDER COMMUNICATIONS

The Company currently anticipates that its 2009 Annual Meeting will be held May 14, 2009.  Any stockholder wishing to present a proposal for consideration at the meeting must submit it in sufficient time so that it will be received by the Company no later than December 8, 2008.  Such proposal must comply with the proxy rules promulgated by the SEC in order to be included in the Company’s proxy statement and form of proxy related to the meeting and should be sent to the Company’s principal executive offices at the address set forth on the cover of this Proxy Statement.  If notice of any stockholder proposal not eligible for inclusion in the Company’s proxy statement and form of proxy is given to the Company after February 21, 2009, then proxy holders will be allowed to use their discretionary voting authority on such stockholder proposal when the matter is raised at such meeting.

The Board does not have a formal process for stockholders to send communications (including director nominations) to the Board or non-management directors as a group.  Due to the infrequency of stockholder communications to the Board, the Board does not believe that a formal process is necessary.  The Board will review periodically whether a more formal policy should be adopted.  Written communications to the Board may be sent to our executive offices at GulfMark Offshore, Inc., 10111 Richmond Avenue, Suite 340, Houston, Texas  77042, and we will promptly circulate such communications to all members of the Board (or to those particular directors to whom such communication is specifically addressed). Such communications will be screened to the extent necessary in order to ascertain the intended recipients or appropriate recipients among the members of the Board.

OTHER BUSINESS

Neither the Board nor the Company know of any other business that will be brought before the meeting.  If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby as in their discretion they may deem advisable.

By order of the Board of Directors

/s/ Edward A. Guthrie
Edward A. Guthrie
Secretary
Houston, Texas
Date: April 7, 2008